Exhibit 99.1
IR Contact
David Waldman
Crescendo Communications, LLC
dwaldman@crescendo-ir.com
(212) 671-1021
QSGI Executes $7.5 Million Line of Credit
from Wells Fargo Bank, National Association

HIGHTSTOWN, NJ—January 25, 2007—QSGI, Inc. (OTC BB: QSGI) the only data security and regulatory compliance provider offering a full suite of life-cycle services for a corporation’s entire IT platform, today announced that it has executed a new $7.5 million senior secured working capital line of credit from Wells Fargo Bank, National Association.

Marc Sherman, chairman and CEO, stated, “We are pleased to increase the availability of our working capital line to $7.5 million, from our previous $4.25 million line, reflecting the continued growth of our business and steady improvement in our balance sheet. The new working capital line provides us additional flexibility to take advantage near-term growth opportunities within our Data Security and Data Center Maintenance divisions, while continuing to effectively manage our expenses.”

About QSGI
QSGI is the only data security and regulatory compliance provider offering a full suite of end-of-life and other life-cycle services for a Fortune 1000 corporation’s and government client’s entire information technology (IT) platform. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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